EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-220300, No. 333-225468, No. 333-181163 each on Forms S-8, and Registration Statement No. 333-217033 on Form S-3ASR of our report dated February 15, 2019, relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc., and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc., for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 15, 2019